UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT TO

SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): May 31, 2022

Alerus Financial Corporation

(Exact Name of Registrant as Specified in Charter)

Delaware	001-39036	45-0375407
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

401 Demers Avenue

Grand Forks, North Dakota 58201

(Address of Principal Executive Offices) (Zip Code)

Registrant’s telephone number, including area code: (701) 795-3200

N/A

(Former Name or Former Address, if Changed Since Last Report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading symbol	Name of each exchange on which registered
Common Stock, $1.00 par value per share	ALRS	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b–2 of the Securities Exchange Act of 1934 (§ 240.12b–2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On May 31, 2022, Alerus Financial Corporation (the “Company”) announced that Jim Collins has been appointed to the position of Executive Vice President and Chief Banking and Revenue Officer of the Company, effective May 31, 2022. Mr. Collins, age 50, previously served as the Minnesota regional chief executive officer for Old National Bank from 2018 to 2020 and president of corporate banking for Old National Bank, a position he held since 2020. Prior to that, he held various executive and leadership roles at Anchor Bank for over 13 years, including senior vice president of commercial banking, market president and region president, among other positions. Mr. Collins will lead all revenue-related activities across the Company’s footprint, including strategies for client solutions and segmentation, product and administration, and client servicing.

There are no family relationships between Mr. Collins and any of the Company’s directors or executive officers. There is no arrangement or understanding between Mr. Collins and any other person pursuant to which he was selected as an officer, nor is the Company aware, after inquiry of Mr. Collins, of any related-party transaction or series of transactions required to be disclosed under Item 404(a) of Regulation S-K promulgated under the Securities Exchange Act of 1934, as amended.

In connection with his employment, Mr. Collins will receive a compensation package, including annual base salary and bonus potential, that is consistent with the packages received by the Company’s other executive officers. He will be eligible to participate in the Company’s established short and long-term incentive bonus programs, including equity incentive plans, and to receive certain employee and fringe benefits that are available to the Company’s other executive officers. For 2022, Mr. Collins will be entitled to a guaranteed short-term incentive bonus. Mr. Collins will receive a cash signing bonus and a sign-on grant of restricted stock. The sign-on grant vests over three years starting in December 2023 and continuing through December 2025.

In connection with the appointment of Mr. Collins as Executive Vice President and Chief Banking and Revenue Officer, the Company and Mr. Collins entered into an Executive Severance Agreement, the form of which is substantially similar to the severance agreements entered into with other executive officers of the Company. The Executive Severance Agreement sets forth the duties and obligations of each party in the event of a termination of employment and obligates Mr. Collins to abide by the terms of certain restrictive covenants during the term of his employment and thereafter for a specified period of time. The agreement provides for an initial term of two years, with automatic renewal for an additional day on each day after the effective date, such that the agreement term is two years at all times. Either party may elect nonrenewal upon notice of one hundred and twenty days prior to termination. In the event of a change in control, the agreement automatically terminates on the second anniversary of the change in control. In the event the Company terminates Mr. Collins for any reason other than for cause prior to a change in control, the Company must provide a severance payment, to be paid in accordance with the Company’s regular payroll practices over 12 months, equal to the sum of (i) 100% of annual base salary; (ii) the average of the his three most recent annual bonuses; and (iii) 12 months of the Company’s portion of premiums for health, disability, and life insurance policies in which he was entitled to participate immediately prior to the termination. In the event of a termination within a 24-month period following a change in control by the Company without cause or by the named executive officer for a Good Reason, as defined in the agreement, the Company must provide a severance payment in a lump sum equal to twice the amount described above. All severance payments under the agreement are conditioned upon Mr. Collins’s execution of a release of claims in favor of the Company.

A copy of the press release announcing the appointment of Mr. Collins to the position of Executive Vice President and Chief Banking and Revenue Officer is attached hereto as Exhibit 99.1.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description
99.1	Press Release of Alerus Financial Corporation, dated May 31, 2022.

104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SignatureS

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: May 31, 2022	Alerus Financial Corporation

	By:	/s/ Katie A. Lorenson
	Name:	Katie A. Lorenson
	Title:	President and Chief Executive Officer